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                                                                    EXHIBIT 2.60

                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 30, 1999 (the "First Amendment"), is being entered into by and among CHANCELLOR MEDIA CORPORATION, a Delaware corporation ("Chancellor"), CAPSTAR BROADCASTING CORPORATION, a Delaware corporation ("Capstar"), and CMC MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Chancellor ("Merger Sub").

                                    RECITALS

     WHEREAS, Chancellor, Capstar and Merger Sub are parties to that certain Amended and Restated Agreement and Plan of Merger, dated as of April 29, 1999 (the "Merger Agreement");

     WHEREAS, Chancellor, Capstar and Merger Sub desire by this First Amendment to amend certain provisions of the Merger Agreement; and

     WHEREAS, the respective Boards of Directors of Chancellor, Capstar and Merger Sub have approved this First Amendment;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this First Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Amendments. Section 7.3(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

             "(e) Financial Services Agreement. Capstar and certain of its subsidiaries and Hicks Muse shall have entered into an amendment to each of the Monitoring and Oversight Agreement (the "Capstar M&O Agreement") between Hicks Muse and Capstar, the Monitoring and Oversight Agreement (the "Partners M&O Agreement") between Hicks Muse and Capstar Partners, the Financial Advisory Agreement (the "Capstar Financial Advisory Agreement") between Hicks Muse and Capstar, and the Financial Advisory Agreement (the "Partners Financial Advisory Agreement") between Hicks Muse and Capstar Partners, that provide (i) the Partners M&O Agreement will be terminated at the Effective Time with no further obligation of any party thereto, (ii) the Partners Financial Advisory Agreement will be terminated at the Effective Time with no further obligation of any party thereto, and (iii) the Capstar M&O Agreement will be terminated at the Effective Time and, in consideration therefor, Chancellor Media shall grant Hicks Muse an option (a "Hicks Muse Option") at the Closing Date to purchase up to 634,517 shares of Chancellor Common Stock. The Hicks Muse Option shall have an exercise price of $52.00 per share and shall expire on the fifth anniversary of the Closing Date; provided, that the Hicks Muse Option shall only become exercisable after the date on which the average fair market value of a share of Chancellor Common Stock, calculated on a daily basis, equals or exceeds $100.00 per share for a period of 30 consecutive trading

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        days during the period from (and including) the Closing Date through
        (and including) the fifth anniversary of the Closing Date; provided further that the Hicks Muse Option will not be subject to such exercisability threshold following a change in control, and (iv) the Capstar Financial Advisory Agreement will be terminated at the Effective Time and in consideration therefor, Hicks Muse will receive a fee from Capstar of $10 million in cash, payable at the Closing, and Chancellor shall grant to Hicks Muse a Hicks Muse Option on the Closing Date to purchase up to 335,099 shares of Chancellor Common Stock. Prior to the Closing, Chancellor shall use its reasonable best efforts to enter into a joinder to the Chancellor Stockholders Agreement with each proposed holder of the Hicks Muse Options (or otherwise enter into a new agreement with any such holder and the existing parties to the Chancellor Stockholders Agreement) providing for rights of registration under the Securities Act of all shares of Chancellor Common Stock issuable upon exercise of the Hicks Muse Options on substantially similar terms as are provided in the Chancellor Stockholders Agreement, with such changes as are described in the supplement to the Chancellor Disclosure Letter dated April 29, 1999."

          2. Merger Agreement Otherwise Unchanged. Except as set forth in this First Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the provisions of this First Amendment and the Merger Agreement, the provisions of this First Amendment shall control.

          3. Rules of Construction; Governing Law. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that may otherwise govern under applicable principles of conflicts of laws thereof.

          4. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this First Amendment has been duly executed and delivered by the duly authorized officers of Chancellor, Capstar and Merger Sub effective as of the date first written above.

                                     CHANCELLOR MEDIA CORPORATION

                                     By:         /s/ THOMAS O. HICKS
                                        ----------------------------------------
                                     Name: Thomas O. Hicks
                                     Title: Chairman and Chief Executive Officer

                                     CAPSTAR BROADCASTING CORPORATION

                                     By:         /s/ R. STEVEN HICKS
                                        ----------------------------------------
                                     Name: R. Steven Hicks
                                     Title: President and Chief Executive
                                     Officer

                                     CMC MERGER SUB, INC.

                                     By:         /s/ THOMAS O. HICKS
                                        ----------------------------------------
                                     Name: Thomas O. Hicks
                                     Title: Chairman

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